Exhibit (g)(29)

                                  [Letterhead of
                           J.P. Morgan Securities Inc.]




                     [J.P. Morgan Securities Inc. Letterhead]




         October 7, 1997



         Mr. Scott A. LaPorta
         Senior Vice President and Treasurer
         Hilton Hotels Corporation
         9336 Civic Center Drive
         Beverly Hills, California  90210

         Dear Scott:

         We understand that Hilton Hotels Corporation (the "Borrower") intends to acquire the stock (the "Transaction") of ITT Corpo-ration (the "Target") for $70 a share, one-half cash, one-half stock. Financing for the acquisition of such stock, estimated to be $4.1 billion, would be effected by a syndicated loan fi-nancing. You have requested J.P. Morgan Securities Inc. ("JPMSI") to arrange financing for the Borrower in connection with the Transaction.

         In response to your request in connection with the Transaction, based upon our knowledge and experience in the loan syndication market and subject to the assumptions set forth below, please be advised that we are highly confident the aggregate amount of the proposed syndicated financing can be raised by the Bor-rower.

         Our view is based on and subject to, among other factors, (i) our consideration of the information the Borrower has supplied to us to date (without any independent investigation); (ii) the absence of adverse changes in the relevant markets or in the regulatory environment that in our judgment is likely to mate-rially and adversely affect the syndication of the proposed financing; it being understood that there can be no assurance that such markets or regulatory environment will not so change in the future; (iii) our present understanding of the terms upon which the Borrower intends to effect the Transaction; (iv) representations by the Borrower to us of its willingness to cooperate with us in structuring an appropriate credit facil-ity; (v) the absence of any domestic or international event, act or occurrence which has materially disrupted or may in the future materially disrupt the relevant markets; it being under-stood that there can be no assurance that any such disruption will not occur in the future; (vi) our current understanding of

                                 [Letterhead of
                                   J.P. MORGAN]





         the proposed capital structure and the investment grade credit standing of the Borrower after giving effect to the financing referred to herein; (vii) the absence of adverse changes in the financial condition, business, assets, results of operations, or prospects of the Borrower or the Target and (viii) any nec-essary actions by or restrictions of federal, state, or other governmental agencies or regulatory authorities in connection with the Transaction.

         The Borrower by signing below agrees to indemnify and defend JPMSI, its affiliates and their respective directors, officers, agents and employees from, and hold each of them harmless against, any and all losses, liabilities, claims, damages or expenses of any kind, including without limitation the reason-able fees and disbursements of counsel, incurred by any of them arising out of or by reason of any investigation, litigation or other proceeding brought or threatened relating to or arising out of this letter or any loan made or proposed to be made to the Borrower and in connection with the matters referred to in this letter (including, but without limitation, any use made or proposed to be made by the Borrower or any of its affiliates or the proceeds of such loans, but excluding any such losses, li-abilities, claims, damage or expenses incurred by reason of the gross negligence or willful misconduct of the indemnitee as determined by a court of competent jurisdiction).

         Please be advised that this letter is not a commitment to ob-tain financing for the Transaction and creates no obligation on our part in connection therewith.

         This letter is intended solely for the use of the Borrower and not any other person and may not be used or relied upon by, or disclosed, other than in the proxy statement and the tender offer statement for such Transaction, referred to or com-municated by you (in whole or in part) to any third party for any purpose whatsoever (except to your professional advisors, the Target and its professional advisors for their purposes in evaluating the Borrower's bid and as may otherwise be required by law in the opinion of your counsel) except with our prior written permission; provided that no use whatsoever of this letter is permitted unless it shall have theretofore been ac-cepted by you by signing below not later than October 9, 1997.

                                 [Letterhead of
                                   J.P. MORGAN]





         Sincerely,

         J.P. MORGAN SECURITIES INC.



         By:  /s/ David R. Nass, Jr.
              Name:  David R. Nass, Jr.
              Title:  Vice President


         Accepted  October 7, 1997

         HILTON HOTELS CORPORATION



         By:  /s/ Scott A. LaPorta
              Name:  Scott A. LaPorta
              Title:  Senior Vice President
                        and Treasurer